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Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
1. Petrohawk Operating Company	Texas
2. P-H Energy, LLC	Texas
3. Petrohawk Holdings, LLC	Delaware
4. Petrohawk Properties, LP	Texas
5. Winwell Resources, LLC	Louisiana
6. WSF, Inc.	Louisiana
7. KCS Resources, LLC	Delaware
8. KCS Energy Services, Inc.	Delaware
9. One TEC, LLC	Texas
10. One TEC Operating, LLC	Texas
11. HK Energy Marketing, LLC	Delaware
12. Hawk Field Services, LLC	Oklahoma
13. Bison Ranch, LLC	Idaho
14. Medallion California Properties Company	Texas
15. Proliq, Inc.	New Jersey
16. HK Transportation, LLC	Oklahoma
17. Big Hawk Services, LLC	Delaware

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  Exhibit 21.1